UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 18, 2004 (Date of earliest event reported)
JOHN DEERE CAPITAL CORPORATION
(Exact name of registrant as specified in charter)
DELAWARE (State or other jurisdiction of incorporation)
1-6458 (Commission File Number)
36-2386361 (IRS Employer Identification No.)
1 East First Street Suite 600 Reno, Nevada 89501 (Address of principal executive offices and zip code)
(775)786-5527 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

Item 5.	Other Events.

JDCC's net income was $67.4 million for the quarter and $136.7 million for the year to date, compared with net income of $67.5 million and $129.8 million last year. Affecting results for the quarter were higher gains from an increased volume of retail-note sales, offset by an increase in administrative costs related in part to higher performance-bonus expense. The year-to-date improvement was mainly due to higher gains from an increased volume of retail-note sales and growth in the portfolio, partially offset by higher administrative costs.

Net receivables and leases financed by JDCC were $12.339 billion at April 30, 2004, compared with $12.359 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $15.448 billion at April 30, 2004, compared with $14.457 billion one year ago.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

(20)
Press release and supplemental financial information of Deere & Company.

Item 12.	Results of Operations and Financial Condition.

The schedule of Deere & Company Other Financial Information is furnished under Form 8-K Item 12 (Results of Operations and Financial Condition) (Incorporated by reference from Item 12 of Deere & Company's Current Report on Form 8-K dated May 18, 2004, file number (1-4121)). The information is not filed for purposes of the Securities Exchange Act of 1934 and is not deemed incorporated by reference by any general statements incorporating by reference this report or future filings into any filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent John Deere Capital Corporation specifically incorporates the information by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

JOHN DEERE CAPITAL CORPORATION

	By:	/s/ JAMES H. BECHT James H. Becht Secretary

Dated: May 18, 2004

Exhibit Index

Number and Description of Exhibit

(20)

Press release and supplemental financial information of Deere & Company (Incorporated by reference from Item 7 of Deere & Company's Current Report on Form 8-K dated May 18, 2004, file number (1-4121)).

(99)	Other Financial Information of Deere & Company's (Incorporated by reference from Item 12 of Deere & Company's Current Report on Form 8-K dated May 18, 2004, file number (1-4121)).